EXHIBIT 99.1:

For Immediate Release:	Contacts: Julie S. Ryland
Wednesday, December 13, 2006	205.326.8421

James McManus Elected to Energen Board of Directors

BIRMINGHAM, Ala. — Energen Corporation (NYSE: EGN) announced today that James T. McManus II, 48, has been named a Director of Energen and its two operating units effective immediately. McManus, who earlier this year was named President and Chief Operating Officer of Energen, will stand for re-election to the Energen Board of Directors at the Company’s Annual Meeting of Shareholders in April 2007. McManus also serves as President of Energen Resources, the Company’s oil and gas acquisition and development subsidiary.

McManus joined Energen in 1986 and served in numerous financial and strategic planning capacities before being named President and Chief Operating Officer of Energen Resources in 1997. Prior to joining Energen, McManus was employed by Coopers & Lybrand (now, PricewaterhouseCoopers).

McManus is a member of the boards and executive committees of the Domestic Petroleum Council and U.S. Oil & Gas Association and a past-Director of the Independent Producers Association of America (IPAA). A Certified Public Accountant, McManus earned a B.S. in Accounting at the University of Alabama. He and his wife, Gale, live in Birmingham and have two children.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and natural gas liquids reserves and the distribution of natural gas in central and north Alabama. Energen Resources has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.